SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 3, 2015

AMPLIPHI BIOSCIENCES CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	000-23930	91-1549568

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 East Leigh Street, Suite 209
Richmond, Virginia 23219

(Address of principal executive offices) (Zip code)

(804) 827-2524

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 3, 2015, AmpliPhi Biosciences Corporation (the “Company”) entered into a Consulting Agreement (the “Consulting Agreement”) with Wendy S. Johnson, pursuant to which Ms. Johnson will serve as interim Chief Operating Officer of the Company. The Consulting Agreement is deemed effective as of July 1, 2015, and supersedes the prior Interim Chief Operating Officer Agreement, dated September 18, 2014, as amended on January 11, 2015, which was previously reported on Current Reports on Form 8-K filed with the Securities and Exchange Commission on September 19, 2014 and January 14, 2015.

Under the Consulting Agreement, Ms. Johnson will continue to serve as the Company’s Chief Operating Officer and will receive compensation in an amount equal to $25,000 per month through June 30, 2016. Ms. Johnson will also be eligible for cash payments up to an aggregate of $200,000 upon achievement of certain Company milestones.

In addition, the Company will grant Ms. Johnson a stock option to purchase the number of shares of common stock of the Company equal to 0.5% of the total number of outstanding shares of common stock of the Company as of the effective date. The options will be subject to time- and performance-based vesting.

The Consulting Agreement will terminate on July 1, 2016, unless extended upon mutual written agreement of the parties, or terminated by the Company or by Ms. Johnson as provided by the Consulting Agreement. The Consulting Agreement provides that either party may terminate the Consulting Agreement immediately if the either party refuses to or is unable to perform the services or is in breach of the Consulting Agreement. In addition, Ms. Johnson may terminate the agreement without cause upon at least 45 days’ written notice to the Company, and the Company may terminate the agreement without cause upon at least 90 days’ prior written notice to Ms. Johnson, provided that no such termination by the Company shall be effective prior to March 31, 2016.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information provided in Item 1.01 of this Current Report is incorporated into this Item 5.02 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmpliPhi Biosciences Corporation

Date: September 10, 2015	By:	/s/ M. Scott Salka

M. Scott Salka Chief Executive Officer